Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Allied Motion Technologies Inc. and Subsidiaries:

We consent to the use of our report dated March 20, 2006 with respect to the consolidated balance sheet of Allied Motion Technologies Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ investment and comprehensive income and cash flows for the years ended December 31, 2005 and 2004, and the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of Allied Motion Technologies Inc., incorporated herein by reference.

Denver, Colorado

February15, 2008

/s/ KPMG LLP